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                                                                   EXHIBIT 10.45


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                    BRANCH PURCHASE AND ASSUMPTION AGREEMENT

                                   dated as of

                                 April 25, 2003

                                     between

                               PLACER SIERRA BANK

                                       and

                                   PLUMAS BANK

================================================================================

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                                TABLE OF CONTENTS

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ARTICLE 1   CERTAIN DEFINITIONS.............................................................             1
     1.1    Certain Definitions.............................................................             1

ARTICLE 2   THE TRANSACTIONS................................................................             6
     2.1    Transfer and Consideration......................................................             6
     2.2    Purchase Premium................................................................             6
     2.3    Calculation of the Payments to Be Made Under Sections 2.1 and 2.2...............             6
     2.4    Assumption of IRA Deposits......................................................             7
     2.5    Assumption of Keogh Deposits....................................................             7
     2.6    Adjustment of Expenses and Fees.................................................             7
     2.7    Post-Closing Adjustment Relating to Fixed Assets................................             7
     2.8    Allocation of Consideration.....................................................             8
     2.9    Other Loans and Deposit-Related Loans...........................................             8

ARTICLE 3   LIMITATION OF LIABILITIES ASSUMED...............................................             8
     3.1    Limitation of Liabilities Assumed...............................................             8

ARTICLE 4   TRANSITIONAL MATTERS............................................................             8
     4.1    Transitional Arrangements.......................................................             8
     4.2    Depositors......................................................................             9
     4.3    Assumption of Obligations.......................................................            10
     4.4    Direct Deposits.................................................................            10
     4.5    Direct Debit....................................................................            11
     4.6    Escheatable Deposits............................................................            11
     4.7    Maintenance of Records..........................................................            11
     4.8    Interest Reporting and Withholding..............................................            11
     4.9    IRA and Keogh Accounts..........................................................            12
     4.10   Negotiable Instruments..........................................................            12
     4.11   ATM Cards.......................................................................            12
     4.12   Leasing of Furniture, Fixtures and Equipment....................................            13
     4.13   Data Processing Conversion for the Branches and Handling of Certain Items.......            13
     4.14   Data Processing Tapes and File Packages.........................................            14

ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF SELLER........................................            14
     5.1    Corporate Organization and Authority............................................            14
     5.2    No Conflict; Licenses and Permits; Compliance with Laws and Regulations.........            14
     5.3    Approvals and Consents..........................................................            15
     5.4    Title to Assets.................................................................            15
     5.5    Leases..........................................................................            15
     5.6    Contracts and Defaults..........................................................            15
     5.7    Employee Benefits...............................................................            16
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                                TABLE OF CONTENTS(CONT.)

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     5.8    Litigation and Liabilities......................................................            16
     5.9    Regulatory Matters..............................................................            17
     5.10   Brokers' Fees...................................................................            17
     5.11   Environmental Matters...........................................................            17
     5.12   IRAs and Keogh Plans............................................................            18
     5.13   Absence of Certain Changes, Etc.................................................            18
     5.14   Loans...........................................................................            19
     5.15   Collective Bargaining Agreements................................................            19
     5.16   Agreements with Regulatory Authorities..........................................            19

ARTICLE 6   REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................................            19
     6.1    Corporate Organization and Authority............................................            19
     6.2    No Conflict; Licenses and Permits; Compliance with Laws and Regulations.........            19
     6.3    Approvals and Consents..........................................................            20
     6.4    Regulatory Matters..............................................................            20
     6.5    Brokers' Fees...................................................................            20
     6.6    Litigation and Liabilities......................................................            20
     6.7    Agreements with Regulatory Authorities..........................................            20
     6.8    Operation of the Branches.......................................................            20

ARTICLE 7   COVENANTS OF THE PARTIES........................................................            21
     7.1    Activity in the Ordinary Course.................................................            21
     7.2    Access and Confidentiality......................................................            22
     7.3    Regulatory Approvals............................................................            23
     7.4    Consents........................................................................            23
     7.5    Delivery of Records at Closing..................................................            23
     7.6    Continuing Availability of Records..............................................            23
     7.7    Further Assurances..............................................................            23
     7.8    Solicitation of Accounts........................................................            24
     7.9    Solicitation of Accounts.  .....................................................            24
     7.10   Insurance.......................................................................            24
     7.11   Notices of Default..............................................................            24
     7.12   Assumed Contracts...............................................................            25
     7.13   IRA Prototype Plans.............................................................            25
     7.14   Performance of Liabilities......................................................            25
     7.15   Preliminary Environmental Reports...............................................            25
     7.16   Employment Solicitation.........................................................            25

ARTICLE 8   TAXES AND EMPLOYEE BENEFITS.....................................................            25
     8.1    Tax Representations.............................................................            25
     8.2    Proration of Taxes..............................................................            25
     8.3    Sales and Transfer Taxes........................................................            26
     8.4    Information Returns.............................................................            26
     8.5    Payment of Amount Due under Article 8...........................................            26
     8.6    Assistance and Cooperation......................................................            26
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                                TABLE OF CONTENTS(CONT.)

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     8.7    Employee Benefits...............................................................            26

ARTICLE 9   CONDITIONS TO CLOSING...........................................................            28
     9.1    Conditions to Obligations of Purchaser..........................................            28
     9.2    Conditions to Obligations of Seller.............................................            29

ARTICLE 10     CLOSING PROCEDURE............................................................            30
     10.1   Closing Date and Place; Notifications...........................................            30
     10.2   Procedure at the Closing; Adjustments...........................................            30
     10.3   Deliveries by Seller............................................................            31
     10.4   Deliveries by Purchaser.........................................................            31
     10.5   Filing..........................................................................            32

ARTICLE 11     TERMINATION..................................................................            32
     11.1   Termination.....................................................................            32
     11.2   Effect of Termination...........................................................            33

ARTICLE 12     INDEMNIFICATION..............................................................            33
     12.1   Indemnification.................................................................            33

ARTICLE 13     MISCELLANEOUS................................................................            35
     13.1   Survival........................................................................            35
     13.2   Assignment......................................................................            35
     13.3   Binding Effect..................................................................            35
     13.4   Public Notice...................................................................            35
     13.5   Notices.........................................................................            35
     13.6   Incorporation...................................................................            36
     13.7   Governing Law...................................................................            36
     13.8   Entire Agreement................................................................            36
     13.9   Counterparts....................................................................            37
     13.10  Headings........................................................................            37
     13.11  Waiver..........................................................................            37
     13.12  Expenses........................................................................            37
     13.13  Arbitration.....................................................................            37
     13.14  Computation of Interest.........................................................            37
     13.15  Third Party Beneficiaries.......................................................            37
     13.16  Severability....................................................................            38
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                            TABLE OF CONTENTS(CONT.)

                                   SCHEDULES

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1.1(a)      Branches, Banking Offices and ATMs
1.1(b)      Appraisers
1.1(c)      Other Liabilities
1.1(d)      Other Loans
1.1(e)      Other Real Estate
2.1(c)(iv)  Net Book Value of Branch Real Estate and Other Real Estate
2.1(c)(v)   Net Book Value of Furniture, Fixtures and Equipment and Improvements
5.4         Title to Assets
5.5         Lease Expenses
5.7         Employee Benefit Plans
5.8         Litigation and Liabilities
5.11        Environmental Matters
5.12        IRAs and Keogh Plans
5.13        Absence of Certain Changes, Etc
5.14(a)     Servicing of Other Loans
5.14(b)     Representations and Warranties Other Loans
7.16        Employment Solicitation
8.1         Tax Returns
10.2(c)     Accountants
12.1(c)     Environmental Remediation

                                     EXHIBIT

1           Statement and Final Statement - Preparation Procedures

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                    BRANCH PURCHASE AND ASSUMPTION AGREEMENT

         BRANCH PURCHASE AND ASSUMPTION AGREEMENT, dated as of April 25, 2003, between PLACER SIERRA BANK, a California banking corporation ("Seller"), and PLUMAS BANK, a California banking corporation ("Purchaser").

                                    RECITALS

         A. Seller. Seller is a California banking corporation and is a member of the Bank Insurance Fund ("BIF") and of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation (the "FDIC") with its principal executive offices located in Auburn, California.

         B. Purchaser. Purchaser is a California banking corporation and is a member of the BIF and SAIF with its principal executive offices located in Quincy, California.

         C. Corporate Approvals. Each of the parties to this Agreement has obtained all necessary corporate approvals for the execution and delivery of this Agreement.

         D. Continuation of Service. Purchaser intends to offer the broad array of retail and business banking services commonly offered in the State of California in the geographic area served by the Branches to be acquired by Purchaser under this Agreement.

         NOW, THEREFORE, in consideration of their mutual promises and obligations and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE 1

                               CERTAIN DEFINITIONS

         1.1 Certain Definitions. As used in this Agreement, the terms below shall have the meanings set forth.

         "Account" means, as of any date, a deposit liability of Seller which is not represented by a certificate of deposit having a fixed maturity and which is maintained at the Branches.

         "Accrued Expenses" means the accrued and unpaid expenses appearing as a liability on a Statement and a Final Statement pursuant to Section 2.6.

         "Accrued Interest" on any Deposits at any date means interest which is accrued on such Deposits to such date and not yet posted to such deposit accounts.

         "ACH Direct Deposit Cut-off Date" has the meaning set forth in Section 4.4.

         "Affiliate" of a person means any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person.

         "Agreement" means this Branch Purchase and Assumption Agreement, including all schedules, exhibits and addenda as modified, amended or extended from time to time.

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         "Assets" means the Branch Real Estate, the Other Real Estate, the
Furniture, Fixtures and Equipment, Improvements, Cash on Hand, Leases, any leases pertaining to the Branch Real Estate where Seller is lessor or sub-lessor, safe deposit boxes located at the Branches (exclusive of the contents thereof), Prepaid Expenses, the Records, the Deposit-Related Loans and the Other Loans.

         "Assumed Contract" shall have the meaning set forth in Section 7.11.

         "Assumed Deposits", as of the Closing Date, means all Branch Deposits and Escheatable Deposits existing on the Closing Date, together with all Accrued Interest thereon as of the Closing Date, provided however, that Assumed Deposits shall not include (a) any Deposits associated with point-of-sale credit card processing; (b) any Deposits related to any Loans excluded under Section 2.9; or Branch Deposits that have been overdrawn for a consecutive 30 day period at any time within the 12 months prior to the Closing Date.

         "ATMs" means all automated teller machines listed on Schedule 1.1(a) hereto.

         "Branch Deposits" means, as of any date, the Deposits outstanding on such date at the Branches, provided, however, that Branch Deposits shall not include (i) self-directed IRA Accounts and Keogh Accounts which will not be or have not been transferred to Purchaser in accordance with Sections 2.4 and 2.5, respectively, (ii) Escheatable Deposits, and (iii) any other deposit liabilities which, by law or contract (including the terms of any relevant deposit agreement), either Purchaser is not permitted to assume or Seller is not permitted to sell, transfer, assign or otherwise dispose of.

         "Branch Real Estate" means all real property owned by Seller on which Branches are located and set forth in Schedule 1.1(f).

         "Branches" means each of the branches, loan production offices, public accommodation offices, other banking offices and ATMs of Seller owned or leased by Seller and identified on Schedule 1.1(a) hereto and sold to Purchaser.

         "Business Day" means a day on which Seller is open for business in California and which is not a Saturday or Sunday.

         "Cash on Hand" means, as of any date, all petty cash, vault cash, teller cash, ATM cash, and prepaid postage maintained at the Branches.

         "Closing" and "Closing Date" refer to the closing for the sale, purchase and assumption provided for herein to be held at such time and date as provided for in Article 10 hereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Deposits" means, as of any date, all deposit liabilities of Seller that are Accounts or certificates of deposit maintained at the Branches, including all uncollected items included in depositors' balances.

         "Deposit-Related Loans" means loans secured by deposits in savings accounts or by certificates of deposit and overdrafts in respect of Transaction Accounts (other than overdrafts extended pursuant to a formal line of credit or similar arrangement) maintained at any of the Branches.

         "Direct Deposit Cut off Date" means the ACH Direct Deposit Cut off Date or the Fed Wire Direct Deposit Cut-off Date.

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         "Employees" means (i) any employee employed by Seller or its subsidiaries or Affiliates on the Closing Date at any Branch being acquired on such date, including without limitation, those employees who on the Closing Date are on medical leave, family leave, military leave or personal or pregnancy leave, and (ii) such other employees of Seller as may be agreed between Seller and Purchaser.

         "Encumbrances" means all mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments and security interests, except for statutory liens securing payments not yet due, liens incurred in the ordinary course of business, including without limitation liens in favor of mechanics or materialmen, and such other liens, charges, security interests or encumbrances as do not materially and adversely affect the use of the properties or assets subject thereto or affected thereby or which otherwise do not materially impair business operations at such properties and except for obligations pursuant to the California escheat and unclaimed property laws relating to the Escheatable Deposits.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escheatable Deposits" means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branches which become subject to escheat, in the calendar year in which the Closing occurs, to the State of California pursuant to the California escheat and unclaimed property laws (California Unclaimed Property Law, Chapter 7 (commencing with Section
1500) of Title 10 of Part 3 of the Code of Civil Procedure).

         "Federal Funds Rate" on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a banking day, the previous banking day by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the "Federal Funds Effective Rate" at the date of this Agreement.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

         "Fed Wire Direct Deposit Cut-off Date" has the meaning set forth in
Section 4.4.

         "Final Statement" means the Statement, as of the Closing Date, delivered by Seller to Purchaser and prepared in accordance with the procedures set forth in Exhibit 1, setting forth the Assets sold and transferred and the Statement Liabilities assumed at the Closing.

         "Furniture, Fixtures and Equipment" means all furniture, fixtures and equipment that are located in or necessary for the conduct of business in the ordinary course at any Branch or Other Real Estate and also includes all ATM's, provided, however, there shall be excluded from this definition all proprietary branch automation.

         "Improvements" means all improvements to the leased or owned real estate in respect of the Branches or the Other Real Estate purchased, installed or constructed by or on behalf of Seller and used in connection with the operation or maintenance of any Branch or the Other Real Estate, including without limitation buildings, structures, parking facilities and drive-in teller facilities.

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         "Individual Retirement Account" or "IRA" means an account created by a trust for the exclusive benefit of an individual or his beneficiaries in accordance with the provisions of Section 408 of the Code.

         "Initial Base Amount" shall have the meaning set forth in Section
2.1(b).

         "IRS" means the Internal Revenue Service.

         "Keogh Account" or "Keogh" means an account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401 of the Code.

         "Lease" means any of the real estate leases or a sublease of Seller's interest thereunder for a Branch or Other Real Estate, as set forth and attached as Schedule 1.1(g).

         "Lessor" means the lessor of any of the Leases.

         "Liabilities" means the (i) Assumed Deposits, (ii) Assumed Contracts,
(iii) Seller's obligations from and after the Closing Date with respect to the Leases and any lease or rental agreement or deferred purchase or installment sale agreement with respect to any of the Furniture, Fixtures and Equipment or any Improvement as set forth and attached as Schedule 1.1(h), (iv) Seller's obligations to provide services from and after the Closing Date in connection with the Assets and the Assumed Deposits, including obligations with respect to safe deposit boxes, and (v) such other liabilities of Seller with respect to the operations of the Branches as may be described on Schedule 1.1(c) (the "Other Liabilities"); excluding, however, any obligation of Seller to advance funds to any borrower under any loan commitment other than loan commitments referred to on Schedule 1.1(d) hereto, and also excluding any Leases or Assumed Contracts as to which any consents required to transfer the same to Purchaser at Closing cannot be obtained; and shall include no other duty or obligation whatsoever (including, without limitation, any and all penalties, fines, compensatory or punitive damages of any kind whatsoever) of Seller, its Affiliates or any other person.

         "Loan Documents" means all documents executed or delivered in connection with any Deposit-Related Loan or any Other Loan, including, without limitation, notes, deeds of trust, security agreements, loan agreements, including building and loan agreements, guarantees, sureties and insurance policies and all modifications, waivers and consents relating to any of the foregoing.

         "Losses" means losses, liabilities, damages (including forgiveness or cancellation of obligations), expenses, costs and legal fees and disbursements, collectively.

         "Material Adverse Effect" means a material adverse effect on the business or prospects of the Branches, taken as a whole in respect of all such Branches, or on the consummation of the transactions contemplated hereby.

         "Net Book Value" shall mean the cost basis of the Assets less accumulated depreciation with respect to the Assets as of the month-end prior to the Closing.

         "Order" shall have the meaning set forth in Section 9.1(b).

         "Other Loans" means the loans described on Schedule 1.1(d) to be attached hereto (including loan commitments referred to thereon), as provided in
Section 2.9, provided that any loans excluded by Purchaser pursuant to Section
2.9 shall not be deemed to be "Other Loans."

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         "Other Real Estate" means the real property and interests therein owned or leased by Seller as set forth in Schedule 1.1(e) hereto.

         "Prepaid Expenses" means the prepaid expenses appearing as an asset in respect of any Branch on a Statement and a Final Statement pursuant to Section 2.6.

         "Purchase Premium" means the amount specified as such in Section 2.2.

         "Records" means all records and original documents in Seller's possession which pertain to and are utilized by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Branches (including transaction tickets through the Closing Date and all records for closed accounts located in Branches and excluding any other transaction tickets and records for closed accounts) and all such records and original documents respecting (i) the Assumed Contracts, (ii) the Assets, (iii) the Assumed Deposits, or (iv) the Other Liabilities (except confidential employee records for which consents to release such records to Purchaser have not been obtained from the relevant employee), including all such records maintained on electronic or magnetic media in the electronic data base system of Seller, or to comply with applicable laws and governmental regulations to which the Assumed Deposits are subject, including but not limited to Federal Reserve Board Regulation E (12 C.F.R. Section 205), Federal Reserve Board Regulation CC (12 C.F.R. Section 229) and the California unclaimed property and escheat laws (California Unclaimed Property Law, Chapter 7 (commencing with Section 1500) of Title 10 of Part 3 of the Code of Civil Procedure).

         "Regulatory Approvals" means all approvals, permits, authorizations, waivers or consents of governmental agencies or authorities necessary or appropriate to permit consummation of the transactions contemplated herein and includes, without limitation, the following: (i) approval of the Federal Deposit Insurance Corporation under the FDIA; (ii) approval of the California banking authorities under California law; and (iii) expiration of the waiting period provided for in Section 18(c) of the FDIA without commencement of any action challenging Purchaser's acquisition of the Branches hereunder by the United States Department of Justice.

         "Seller's knowledge" or other similar phrases shall mean information which is known to an executive officer of Seller after reasonable investigation.

         "Settlement Payment" means a payment made pursuant to Section 2.1(b).

         "Statement", with reference to the Closing, means the statement reflecting the Assets and Liabilities estimated to be transferred at the Closing, as of seven days preceding the Closing Date, which statement shall be prepared by Seller, in consultation with Purchaser, in accordance with the procedures set forth in Exhibit 1 hereto.

         "Statement Liabilities" means the Liabilities of Seller that appear on a Statement or a Final Statement, as the case may be.

         "Tax Returns" means any return or other report required to be filed with respect to any Tax, including declaration of estimated tax and information returns.

         "Taxes" means any federal, state, local, or foreign taxes, including but not limited to taxes on or measured by income, estimated income, franchise, capital stock, employee's withholding, non-resident alien withholding, backup withholding, social security, occupation, unemployment, disability, value added taxes, taxes on services, real property, personal property, sales, use, excise, transfer, gross receipts, inventory and merchandise, business privilege, and

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other taxes or governmental fees or charges or amounts required to be withheld and paid over to any government in respect of any tax or governmental fee or charge, including any interest, penalties, or additions to tax on the foregoing whether or not disputed.

         "Transaction Account" means any account at a Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, NOW accounts and money market deposit accounts.

         "Unacceptable Condition" shall have the meaning set forth in Section 9.1(a).

                                   ARTICLE 2

                                THE TRANSACTIONS

         2.1      Transfer and Consideration. (a)      Subject to the terms and
conditions set forth in this Agreement and except as otherwise indicated in the Schedules hereto, at the Closing, Purchaser shall (i) purchase the Assets and
(ii) assume the Liabilities (including the Assumed Contracts), and the Accrued Expenses (and only such Liabilities and Accrued Expenses), and Seller shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Encumbrances (except as set forth in Schedule 5.4), all of Seller's right, title and interest in and to such Assets.

         (b) In the event that the Initial Base Amount (as hereinafter defined) is less than the sum of (i) the amount of the Assumed Deposits (other than safe deposit box contents) in the Branches and (ii) the amount of the Accrued Expenses, Seller shall transfer to Purchaser cash in the amount equal to the deficit. In the event that the Initial Base Amount is greater than the sum of (i) the amount of the Assumed Deposits (other than safe deposit box contents) in the Branches and (ii) the amount of the Accrued Expenses, Purchaser shall transfer to Seller cash in an amount equal to such excess. Calculations and payments pursuant to this Section 2.1(b) shall be as of the date of the Statement or the Final Statement, as applicable, all as provided in Section 10.2.

         (c) For purposes of this Section 2.1, the Initial Base Amount shall be equal to the sum of (i) the unpaid principal amount of the Deposit-Related Loans and the Other Loans to be delivered at the Closing, (ii) the amount of accrued interest receivable on all such Loans, (iii) the amount of Cash on Hand in the Branches, (iv) the Net Book Value of the Branch Real Estate and the Other Real Estate, which shall not exceed the amounts provided in
Schedule 2.1(c)(iv), (v) the Net Book Value of the Furniture, Fixtures and Equipment and the Improvements, which shall not exceed the amounts provided in
Schedule 2.1(c)(v), (vi) the amount of the Purchase Premium, (vii) the amount of Prepaid Expenses, and (viii) Seller's pro-rata portion of IRA and Keogh Account trustee fees accrued on such accounts held in the Branches through the Closing Date.

         2.2 Purchase Premium. The Purchase Premium payable at the Closing by Purchaser to Seller shall be an amount equal to 4.5% of the average of the Assumed Deposits for the twenty (20) business days immediately prior to the Closing Date.

         2.3      Calculation of the Payments to Be Made Under Sections 2.1 and
2.2. For the purpose of determining the amount or type of consideration due and payable pursuant to Sections 2.1 and 2.2, including, without limitation, any applicable Settlement Payment, reference

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shall be made to the amounts on the applicable Statement and by reference to the date of the applicable Statement rather than to the Closing Date. In all other respects, including, without limitation, the payments provided for in Section 10.2(c), reference shall be made to the amounts on the applicable Final
Statement and by reference to the Closing Date.

         2.4 Assumption of IRA Deposits. With respect to Branch Deposits which are IRAs, Seller will use reasonable efforts and will cooperate with Purchaser, both before and after the Closing, in taking whatever actions are reasonably necessary to accomplish either the appointment of Purchaser as successor custodian or the delegation to Purchaser of Seller's authority and responsibility as custodian of all such IRA deposits except self-directed IRA deposits, including but not limited to, sending to the depositors thereof appropriate notices, cooperating with Purchaser in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities. If any such delegation is made to Purchaser, Purchaser will perform all of the duties so delegated and comply with the terms of Seller's agreement with the depositor of the IRA deposits affected thereby.

         2.5 Assumption of Keogh Deposits. With respect to Purchaser's proposed assumption of Branch Deposits which are Keogh Accounts, Seller shall cooperate with Purchaser to invite depositors thereof to direct a transfer of each such depositor's Keogh Account and the related Branch Deposit to Purchaser, as trustee thereof, and to adopt Purchaser's form of Keogh Master Plan as a successor to that of Seller. Purchaser will assume no Branch Deposits which are Keogh Accounts unless Purchaser has received the documents necessary for such assumption or transfer at or before the Closing. With respect to any depositors who do not transfer such accounts to Purchaser's form of Keogh Master Plan, Seller will use reasonable efforts in order to enable Purchaser to retain such Keogh Accounts at the Branches.

         2.6      Adjustment of Expenses and Fees. (a)      All direct operating
expenses and fees accrued or prepaid prior to the Closing Date, including, without limitation, wages, salaries, rents, utility payments, personal property taxes, non-delinquent real property taxes and assessments relating to the Branches, the Branch Real Estate, and the Other Real Estate, transferred at Closing, shall be pro-rated between the parties, but excluding any management fees, overhead, administrative fees or similar fees. The pro-rated sums shall give credit to Seller for the amount of all security deposits it has paid to Lessors under the Leases relating to the Branches transferred at Closing. To the extent that Seller has paid expenses that are expenses allocable to Purchaser pursuant to this Section 2.6, such expenses shall appear as an asset on the Statement and the Final Statement. To the extent that expenses have been accrued and not been paid by Seller prior to the Closing Date, they shall appear as a liability on the Final Statement.

         (b) There shall appear as an asset on the Statement and the Final Statement an amount equal to the benefit that Purchaser has received as a result of Deposits being assumed at the Closing not having been included in Purchaser's BIF premium calculation for any period which includes the applicable Closing Date.

         2.7 Post-Closing Adjustment Relating to Fixed Assets. Promptly after the Closing, Purchaser and Seller will perform an inventory of the Branch Real Estate, the Other Real Estate, the Furniture, Fixtures and Equipment and the Improvements which were to have been transferred at the Closing. To the extent that such inventory discloses that, as of the Closing, any of such Assets having a Net Book Value in excess of $10,000 either cannot be located or is materially damaged and such damage has not been taken into account in the Net Book Value of

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such Asset, then the Final Statement for the Closing shall include a deduction
(i) of the full Net Book Value of any such Asset which has not been located and
(ii) of the appropriate decrease to the Net Book Value of any such Asset which has been materially damaged.

         2.8 Allocation of Consideration. Purchaser and Seller agree that the consideration payable hereunder for the Assets at the Closing shall be allocated among the Assets on the basis of the Net Book Value of each of the Assets.

         2.9 Other Loans and Deposit-Related Loans. As soon as practicable, but no later than 30 calendar days from the date hereof, Seller shall provide to Purchaser a schedule of Other Loans and Deposit-Related Loans to be transferred to Purchaser pursuant to Section 2.1 and shall afford Purchaser reasonable access to the Loan Documents relating thereto, subject to Purchaser's rights as described in this Section 2.9, to exclude any of the Other Loans and Deposit-Related Loans on the schedule, which schedule shall become Schedule 1.1(d) hereto upon such delivery to Purchaser. Notwithstanding anything in this agreement to the contrary, from and after the date on which Purchaser receives
Schedule 1.1(d), which shall be no later than 30 days after the date of this Agreement, until 10 days prior to the Closing Date, Purchaser shall have the right to exclude from the transaction any loan (an "Excluded Loan") described on
Schedule 1.1(d), which excluded loan shall not be transferred to Purchaser pursuant to Section 2.1 Purchaser's right to exclude such loans shall be exercisable by Purchaser giving written notice to Seller at any time until 10 days prior to the Closing Date. From the date hereof and until the expiration of 12 months following the Closing Date, Purchaser will not (and will cause its Affiliates not to), directly or indirectly, solicit loans or other credit-related business from any person or entity who was an obligor on any Excluded Loan.

                                   ARTICLE 3

                        LIMITATION OF LIABILITIES ASSUMED

         3.1 Limitation of Liabilities Assumed. Notwithstanding anything in this Agreement to the contrary except as otherwise expressly provided in this Agreement, neither Purchaser nor any of its Affiliates shall assume pursuant hereto any liabilities, obligations or duties of Seller or any of its Affiliates of any kind or nature, whether or not accrued or fixed, absolute or contingent, determined or determinable (including, without limitation, any penalties, fines or compensatory or punitive damages of any kind whatsoever) existing at the time of or arising out of or relating to acts, events or omissions to act that occurred prior to the Closing.

                                   ARTICLE 4

                              TRANSITIONAL MATTERS

         4.1 Transitional Arrangements. Seller and Purchaser agree to proceed where applicable as follows to effect the conversion of data processing responsibility for the Branches at Closing:

         (a) As soon as practicable after the execution of this Agreement, Seller will meet with Purchaser to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, including without limitation conversion sample files,

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procedures and schedules, for the transfer of the data processing responsibility from the Branches.

         (b) As soon as practicable after the execution of this Agreement, if requested by Purchaser, Seller shall deliver to Purchaser the specifications and conversion sample files which shall be in a form reasonably satisfactory to Purchaser.

         (c) From time to time prior to the Closing, after Purchaser has tested and confirmed the conversion sample files, Seller shall provide additional file related information, including without limitation, complete name and address, account masterfile, ATM account number information, applicable transaction and stop/hold/caution information, account to account relationship information and any other related information with respect to the Assumed Deposits and the Other Loans.

         (d) As soon as practicable after the date hereof, if requested by Purchaser, Seller shall provide Purchaser with (i) a file of all applicable Check/Savings/Signatures that Seller has for the Assumed Deposits and related special instructions and (ii) name/address and account information (listing of file as applicable) on all products related to the Assumed Deposits, including without limitation, safe box accounting, cash management services, telephone bill payments, PC banking, payroll customers and account analysis, merchant card processing, night depository and overdraft protection.

         (e) Upon request by Purchaser, Seller will make available from time to time, at Purchaser's expense, a reasonable number of technical personnel for consultation with Purchaser concerning the matters referred to in the foregoing provisions of this Section 4.1, such consultations to be completed by the Closing Date unless otherwise required to facilitate the data processing transfer contemplated hereunder, provided, however, that any such post-closing consultation shall be subject to Seller's consent, not to be unreasonably withheld.

         4.2      Depositors. (a)      No later than 30 days prior to the
Closing Date (unless earlier required by law, regulation or regulatory policy),
(i) Seller will notify the holders of Assumed Deposits to be transferred on the Closing Date that, subject to Closing, Purchaser will be assuming liability for such Assumed Deposits, (ii) each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branches and other persons that Seller or Purchaser, as the case may be, is required to give by any regulatory authority having jurisdiction or under applicable law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby and (iii) following or concurrently with the notice referred to in clause (i) above, Purchaser may communicate with and deliver information, brochures, bulletins and other communications to depositors and other customers of the Branches concerning the transactions contemplated by this Agreement and concerning the business and operations of Purchaser. A party proposing to send or publish any notice or communication pursuant to any subsection of this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication at least ten days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable statutes, rules, regulations or requirements of any regulatory authority having jurisdiction. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the

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responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser.

         (b) Following the giving of any notice described in paragraph (a) above, Purchaser and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Purchaser's pending assumption of liability for the Assumed Deposits and to comply with the requirements of any regulatory authority or applicable law. The cost of such notices shall be shared equally by Seller and Purchaser. At any time after the receipt of all Regulatory Approvals, within five Business Days following any request by Purchaser, Seller will provide Purchaser with a magnetic tape in Seller's standard file format containing full account information, including complete mailing addresses for each of the depositors of the Assumed Deposits as of a recent date, and upon reasonable request shall provide an updated version of such tape; provided that Seller shall not be obligated to provide such tape more than twice, unless such tape is inaccurate, incomplete or defective.

         (c) Notwithstanding the provisions of Section 7.8, neither Purchaser nor Seller shall object to the use by depositors of the Assumed Deposits transferred within six months of the Closing Date of payment orders issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear Seller's name, or any logo, trademark, service mark, trade name or other proprietary mark of Seller.

         4.3 Assumption of Obligations. Upon the Closing Date, Purchaser shall assume and timely discharge the duties and obligations of Seller with respect to the Assumed Deposits transferred on such Closing Date as may arise under such account agreements, applicable laws, regulations, Operating Circulars of the Federal Reserve Banks, agreements and rules of automated clearing houses and other payment systems which relate thereto.

         4.4 Direct Deposits. Seller will use reasonable efforts to transfer to Purchaser on the Closing Date all of those automated clearing house and fed wire direct deposit arrangements which are tied by agreement or other standing arrangement to Accounts that are Assumed Deposits. As soon as practicable after the receipt of all Regulatory Approvals, Seller will deliver to Purchaser a listing in a format mutually agreed upon by the parties of all such direct deposit records which Seller, in the exercise of its reasonable efforts, is able to identify. On each Business Day for a period of four months following the Closing, in the case of automated clearing house direct deposits to Assumed Deposits (the final Business Day of such period being the "ACH Direct Deposit Cut-Off Date"), Seller shall, as soon as practicable, but in any event no less than twice daily and no later than 4:00 A.M. California Time of each Business Day for same day settlement, and no later than 6:00 P.M. California time of each Business Day for settlement on the following Business Day, remit and transfer to Purchaser all ACH Direct Deposits intended for Assumed Deposits. On each Business Day, for a period of 30 days following the Closing Date, in the case of Fed Wire Direct Deposits to Assumed Deposits (the final Business Day of such period being the "Fed Wire Direct Deposit Cut-Off Date"), Seller shall, as soon as practicable, but in any event, no later than 12:00 Noon California Time of each Business Day following the date of receipt thereof, remit and transfer to Purchaser all Fed Wire Direct Deposits intended for Assumed Deposits. Compensation for ACH Direct Deposits or Fed Wire Direct Deposits not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the rules established by the United States Council on International Banking. After the applicable Direct Deposit Cut-off Date,

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Seller may discontinue accepting and forwarding automated clearing house and fed wire entries and funds and return such direct deposits to the originators marked "Account Closed." Seller shall not be liable for any account overdrafts that may thereby be created. Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct deposit arrangements. At the time of each Direct Deposit Cut-off Date, Purchaser will provide automated clearing house originators with account numbers and conversion tapes relating to Assumed Deposits.

         4.5 Direct Debit. As soon as practicable after the receipt of all Regulatory Approvals, and after the notice provided in Section 4.2(a), Purchaser will send appropriate notice to all customers having Accounts which are to be Assumed Deposits that are to be transferred on the Closing Date and the terms of which provide for direct debit of such Accounts by third parties, instructing such customers concerning transfer of customer direct debit authorizations from Seller to Purchaser. Seller shall cooperate in soliciting the transfer of such authorizations. Such notice shall be in a form agreed to by the parties. For a period of four months following the Closing Date, Seller shall as soon as practicable, but in any event, no less than twice daily and no later than 4:00 A.M. California Time of each Business Day for same day settlement, and no later than 6:00 P.M. California Time of each Business Day for settlement on the following Business Day, forward to Purchaser all direct debits on Accounts which are Assumed Deposits transferred on the Closing Date. Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked "Account Closed." Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct debit arrangements. At the time of the Closing Date, Purchaser will provide automated clearing house originators of such direct debits with account numbers and conversion tapes.

         4.6 Escheatable Deposits. As soon as practicable after the Closing Date, Seller will deliver to Purchaser a tape which will identify all Escheatable Deposits that have been transferred to Purchaser on the Closing Date. Thereafter, Purchaser shall be solely responsible for the proper reporting and transmission to the State of California of such Escheatable Deposits identified on such tape. Seller shall indemnify Purchaser for the failure to properly report or transmit any Escheatable Deposits which are not identified on such tape.

         4.7 Maintenance of Records. Through the Closing Date, Seller will maintain the Records relating to the Assets and Liabilities being transferred at the Closing in the same manner and with the same care that such Records have been maintained prior to the execution of this Agreement. Purchaser may, at its own expense, make such copies of and excerpts from such Records as it may deem desirable. All such Records whether held by Purchaser or Seller, shall be maintained for such periods as are required by law, unless the parties shall, applicable law permitting, agree in writing to a different period. From and after the Closing Date, each of the parties shall permit the other reasonable access to any applicable Records in its possession relating to matters arising on or before the Closing Date and reasonably necessary in connection with any claim, action, litigation or other proceeding involving the party requesting access to such Records or in connection with any legal obligation owed by such party to any present or former depositor or other customer. After the Closing, Seller shall deliver the Records to Purchaser, including any plans or drawings of the Branch Real Estate, Improvements and Other Real Estate in the possession of Seller.

         4.8 Interest Reporting and Withholding. Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Assumed Deposits transferred on

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the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest credited to, withheld from and any early withdrawal penalties imposed upon the Assumed Deposits. Purchaser will report to the applicable taxing authorities and holders of Assumed Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and early withdrawal penalties imposed upon such Assumed Deposits. Any amounts required by any governmental agencies to be withheld from any of the Assumed Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable law or the appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date. Promptly after the Closing Date, but in no event later than the date Purchaser is obligated to remit such amounts to the applicable governmental agency, Seller will pay to Purchaser that portion of any sums theretofore withheld by Seller from any Assumed Deposits transferred on the Closing Date which are or may be required to be remitted by Purchaser pursuant to the foregoing and shall directly remit to the applicable governmental agency that portion of any such sums which are required to be remitted by Seller.

         Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Assumed Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Assumed Deposits. Purchaser and Seller shall, prior to the Closing Date, consult (and Seller shall take such actions as are reasonably necessary) to permit Purchaser timely to deliver notices required to be delivered in the post-Closing period.

         Unless otherwise agreed by the parties, Seller will make all required reports to applicable taxing authorities and to obligors on Deposit-Related Loans and the Other Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by the Seller. Purchaser will make all required reports to applicable taxing authorities and to obligors on Deposit-Related Loans and the Other Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

         4.9 IRA and Keogh Accounts. Seller will deliver to Purchaser on the Closing Date Seller's documents for each IRA or Keogh Account which is included in the Assumed Deposits. Seller will prepare and file all reports to government authorities required to be filed for the period ending on the Business Day preceding the Closing Date and all prior periods. Purchaser will be responsible for all such reporting for periods commencing on the Closing Date.

         4.10 Negotiable Instruments. Seller will remove any supply of Seller's money orders, official checks, gift checks, travelers' checks or any other negotiable instruments located at each of the Branches on the Closing Date.

         4.11 ATM Cards. Seller will provide Purchaser with a list of ATM access cards issued by Seller to depositors of any Assumed Deposits, and a magnetic tape in a format agreed to by the parties containing all addresses therefor, as soon as practicable after the receipt of all approvals by bank regulatory authorities for the transactions hereby contemplated. At or

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promptly after the Closing, Seller will provide Purchaser with a revised magnetic tape. In instances where a depositor of an Assumed Deposit made an assertion of error regarding an Account pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, recredited the disputed amount to such account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the relevant Account or Accounts. Seller agrees to indemnify Purchaser for any claims or losses that Purchaser may incur as a result of complying with such request from Seller. Seller will not be required to disclose to Purchaser customers' PINs or algorithms or logic used to generate PINs. Purchaser shall reissue ATM access cards to depositors of any Assumed Deposits prior to or within 15 days following the Closing Date. Seller agrees to settle any and all ATM transactions effected on or before the Closing Date, but processed after the Closing Date, within 10 Business Days after the Closing Date. Purchaser and Seller agree to remit the total net balance of such transactions to Seller or Purchaser, as the case may be, on the same date the transactions are settled.

         4.12 Leasing of Furniture, Fixtures and Equipment. Seller shall use reasonable efforts to renew or extend on a month-to-month basis, any lease relating to Furniture, Fixtures or Equipment, that is currently in effect but that would otherwise expire on or prior to the Closing Date, provided that no such renewal or extension shall be for a fixed term without the prior written consent of Purchaser. Seller shall not cancel, terminate or take other action that may result in any cancellation or termination of any such lease without the prior written consent of Purchaser.

         4.13 Data Processing Conversion for the Branches and Handling of Certain Items.

         (a) The conversion of the data processing with respect to the Branches and the Assets and Liabilities to be transferred hereunder will be completed on the Closing Date unless otherwise agreed by the parties. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of all data processing information.

         (b) As soon as practicable after the Closing Date, Purchaser shall mail to each depositor in respect of a Transaction Account domiciled at the Branches a letter approved by Seller requesting that such depositor promptly cease writing Seller's drafts against such Transaction Account. At such time as Purchaser mails each such notice to each depositor, Purchaser shall also forward to each such depositor new drafts which such depositor may draw upon Purchaser for the purpose of effecting transactions with respect to such Transaction Accounts.

         The parties hereto shall use their best efforts to develop procedures which cause Seller's drafts against Transaction Accounts which are received after the Closing Date to be cleared through Purchaser's then current clearing procedures.

         During the 180-day period from the Closing Date, if it is not possible to clear Transaction Account drafts through Purchaser's then current clearing procedures after the Closing Date, Seller shall forward to Purchaser on the same Business Day all such Transaction Account drafts drawn against Transaction Accounts domiciled at the Branches and transferred on the Closing Date. Seller shall have no obligation to pay such Transaction Account drafts. Upon the expiration of such 180-day period, Seller shall cease forwarding drafts against Transaction Accounts associated with the Branches transferred on the Closing Date. Purchaser and Seller

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will agree upon reasonable compensation to be paid to Seller for its processing of the drafts as described in this Section, provided that, Seller shall bear the expenses for the processing of such drafts for the first 90 days after the Closing Date and thereafter Purchaser shall pay Seller $0.50 per item

         (c) Any items that were credited for deposit to or cashed against an Assumed Deposit prior to the Closing and are returned unpaid on or within 60 days after the Closing ("Returned Items") will be handled as set forth herein. If Seller's bank account is charged for the Returned Item, Seller shall forward such Returned Item to Purchaser. If upon Purchaser's receipt of such Returned Item there are sufficient funds in the Assumed Deposit to which such Returned Item was credited or any other Assumed Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, Purchaser will debit any or all of such Assumed Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to Seller. If there are not sufficient funds in the Assumed Deposit because of Purchaser's failure to honor holds placed on such Assumed Deposit, Purchaser shall repay the amount of the Returned Item to Seller. Any items that were credited for deposit to or cashed against an account at the Branches to be transferred at the Closing prior to the Closing and are returned unpaid more than 60 days after the Closing will be the responsibility of Purchaser, except that for a period of 18 months after the Closing checks drawn on the United States Treasury, checks issued by state governments and municipalities and checks returned for endorsement irregularities will be the responsibility of Seller.

         4.14 Data Processing Tapes and File Packages. Seller will provide Purchaser with tape record layouts of all account types at the Branches and initial data processing test file packages and related product and marketing information as soon as possible, but in no event later than 30 Business Days following the execution of this Agreement. Seller will provide Purchaser with conversion tapes on the Closing Date. Seller and Purchaser agree to cooperate to ensure the orderly transfer of all data processing information.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants as follows:

         5.1 Corporate Organization and Authority. Seller is a California banking corporation, duly organized, validly existing and in good standing under the laws of the State of California and has the requisite power and authority to conduct the business now being conducted at the Branches, to accept and maintain the Assumed Deposits and to own the Assets. Seller is a member of SAIF and BIF and its Deposits are insured by the FDIC, subject to applicable FDIC coverage limitations. Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Seller.

         5.2 No Conflict; Licenses and Permits; Compliance with Laws and Regulations. The execution, delivery and performance of this Agreement by Seller does not, and will not, (i) violate any provision of its Articles of Incorporation or by-laws or (ii) violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any

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court, government or governmental agency to which Seller is subject or under any agreement or instrument of Seller, or to which Seller is subject or is a party or by which Seller is otherwise bound, or to which any of the Assets, Assumed Deposits, Leases or Assumed Contracts (except for any required consents of Lessors under the Leases or other parties under Assumed Contracts in respect of the transactions herein contemplated) or Branches are subject, which violation, breach, contravention or default referred to in this clause (ii) would have a Material Adverse Effect, individually or in the aggregate. Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at each of the Branches as now conducted and all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in good standing and, to Seller's knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.

         5.3 Approvals and Consents. Except as required to obtain the Regulatory Approvals or as otherwise disclosed in writing to Purchaser by Seller prior to the date hereof, no notices, reports or other filings are required to be made, as of the date hereof, by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained, as of the date hereof, by Seller from, any governmental or regulatory authorities of the United States or the State of California in connection with the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby.

         5.4 Title to Assets. Except as set forth on Schedule 5.4 hereto, and except for such imperfections of title as do not materially and adversely affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, Seller has or will have at the Closing good and marketable title to all Branch Real Estate and good and marketable title or a valid leasehold interest in the other Assets then being transferred, with all Assets free and clear of all Encumbrances. The Furniture, Fixtures and Equipment are in adequate working condition for the conduct of the business of the Branches as currently conducted by Seller. Seller agrees to provide preliminary title reports as to all Branch Real Estate to Purchaser within 30 days of the date of this Agreement.

         5.5 Leases. Each Lease and each lease relating to Furniture, Fixtures and Equipment used in the Branches is the valid and binding obligation of each of the parties thereto and to Seller's knowledge, there does not exist with respect to Seller's obligations thereunder, or, with respect to the obligations of the lessor thereof, any material default, or event or condition which constitutes, or after notice or passage of time or both would constitute, a material default on the part of Seller or the lessor under any Lease and each lease relating to Furniture, Fixtures and Equipment used in the Branches. Except as set forth in Schedule 5.5, each Lease and each lease relating to Furniture, Fixtures and Equipment used in the Branches is current and all rents, expenses and charges payable by Seller have been paid or accrued pursuant to the terms thereof (except for any payments as to which the obligation to make such payment is being contested in good faith).

         5.6 Contracts and Defaults. To the knowledge of Seller, no event has occurred and remains uncured which constitutes a material default or results in a right of acceleration, termination or any similar right by any party (or would, but for the passage of time or the giving of notice, constitute a material default or result in such a right of acceleration, termination or similar right) under any contract relating to the operation of the Branches or any other Assumed

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Contract except for those agreements that are terminable within 60 days and without cost to Seller involving an obligation of Seller or the other party or parties thereto of less than $25,000 in any year (excluding for purposes of this Section 5.6 any Deposit Related Loans or Other Loans).

         5.7      Employee Benefits. (a)      All material benefit plans,
contracts (regardless of whether they are funded or unfunded) or published policies covering current employees or former employees of the Branches, including, but not limited to, "employee benefit plans" within the meaning of
Section 3(3) of the ERISA (the "Plans"), are listed on Schedule 5.7 hereto. True and complete copies of all material documents relating to the Plans have been made available to Purchaser. There are no other material written employee benefit plans or policies.

         (b) Seller is in substantial compliance under the Plans and all the Plans, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Except as set forth in
Schedule 5.7, there is no material pending or threatened litigation relating to any of the Plans. Seller has not engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

         (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Seller with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any entity which is considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Seller has not incurred and does not expect to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of any ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

         (d) All contributions required to be made under the terms of any Plan have been timely made when due.

         5.8 Litigation and Liabilities. Except as set forth in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened against Seller or any of its subsidiaries, violations of law or regulation, or obligations or liabilities, whether or not accrued, contingent or otherwise, or any facts or circumstances of which the management of Seller is aware, including, without limitation, those relating to environmental and occupational safety and health matters, that could result in any claims against or obligations or liabilities of Seller or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the Assumed Deposits is subject to any legal process, or to any Encumbrance, other than routine matters or encumbrances arising out of

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claims against depositors, such as account restrictions, claims of governmental authorities and debtor's attachments.

         5.9 Regulatory Matters. Except as previously disclosed in writing to Purchaser, there are no pending, or, to the knowledge of Seller, threatened, disputes or controversies between Seller and any federal, state or local governmental authority that, individually or in the aggregate, directly involve or reasonably could be expected to have a Material Adverse Effect.

         5.10 Brokers' Fees. Except for The Alford Spencer Group, Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fee in connection with the transactions contemplated by this Agreement. Seller will pay the fees of The Alford Spencer Group.

         5.11     Environmental Matters. (a)      For purposes of this Section
5.11, the following terms shall have the indicated meaning:

                           "Business" means the business conducted at the
                  Branches.

                           "Environmental Law" means any federal, state,
                  provincial or local statute, law, ordinance, rule, regulation, order, consent, decree, judicial or administrative decision or directive of the U.S. or other jurisdiction now existing relating to: (a) pollution or protection of the environment, including natural resources; (b) exposure of persons, including employees, to Hazardous Substances or other products, material or chemicals; (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of chemical or other substances from industrial or commercial activities; or (d) regulation of the manufacture, use or introduction into commerce of substances, including, without limitation, their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage and disposal.

                           "Hazardous Substances" means any substance, whether
                  liquid, solid or gas (a) listed, identified or designated as hazardous or toxic under any Environmental Law, (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic, or (c) the use or disposal of which is regulated under Environmental Law.

                           "Real Property" means all Branch Real Estate and
                  Other Real Estate.

         (b) Except as set forth on Schedule 5.11, there are no pending or, to Seller's knowledge threatened, claims, actions or proceedings against Seller or any person relating to:

                  (i) an asserted liability of Seller or any prior owner, occupier or user of the Real Property under any Environmental Law or the terms and conditions of any permit, license, authority, settlement or other obligation arising under any Environmental Law;

                  (ii) the handling, storage, use or disposal of Hazardous Substances on or under or within the Real Property or transportation or removal of Hazardous Substances to or from the Real Property;

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                  (iii)    the actual or threatened discharge, release or
         emission of Hazardous Substances from, on or under or within the Real Property into the air, water, surface water, ground water, land surface or subsurface strata; or

                  (iv) actual or asserted claims for personal injuries or damage to property related to or arising out of exposure to Hazardous Substances discharged, released or emitted from or into, or transported from or to, the Real Property.

         (c) Schedule 5.11 sets forth all Hazardous Substances which, to Seller's knowledge, are present on or under or within the Real Property and, except as set forth in Schedule 5.11, the presence of these Hazardous Substances does not violate any Environmental Law. Except as disclosed in Schedule 5.11, to Seller's knowledge there are no storage tanks underground or otherwise present on the Real Property or all such tanks comply with applicable law and all permits in respect thereof are in full force and effect.

         (d) To Seller's knowledge, no Hazardous Substances have been, or have been threatened to be, discharged, released or emitted in to the air, water, surface water, ground water, land surface or subsurface strata or transported to or from the Real Property except in accordance with Environmental Law (in particular, but without limitation, in accordance with any permits issued pursuant thereto) and as set forth in Schedule 5.11. All notifications in respect of such discharges, releases and emissions required by Environmental Law have been made within the time limits prescribed by Environmental Law and copies of all such notifications have previously been provided to Purchaser.

         (e) Except as disclosed in Schedule 5.11, no part of the Real Property is listed as a site containing Hazardous Substances pursuant to any Environmental Law.

         5.12 IRAs and Keogh Plans. Each type of IRA, and each type of Keogh plan offered by Seller ("Prototype Plans"), and adopted by depositors of the Branches, is listed in Schedule 5.12 hereto and is in substantial compliance with ERISA. Seller shall deliver to Purchaser within 45 days after the date hereof correct and complete copies of each Prototype Plan, a copy of the last IRS approval letter with respect to the form of Prototype Plans, and copies of all forms of IRA and Keogh agreements including any currently effective amendments. Seller has not engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

         5.13     Absence of Certain Changes, Etc. Except as set forth in
Schedule 5.13 or as contemplated under this Agreement, since January 13, 2003, Seller's business at the Branches has been conducted only in, and there has not been any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (a) any material adverse change in the financial condition, prospects, properties, business or results of operations of the Branches, or any development or combination of developments of which management of the Seller has knowledge which, individually or in the aggregate, is reasonably likely to result in any such change other than changes in general economic conditions or changes in banking laws or regulations of general applicability or interpretations thereof, or (b) except as the parties may otherwise agree in writing, any material change by Seller in accounting principles, practices or methods that would affect the items reflected in the Statement or the Final Statement, except as may be required by changes in applicable accounting principles consistently applied.

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         5.14     Loans.

         (a)      Seller represents and warrants that, except as disclosed in
Schedule 5.14(a), none of the Other Loans is presently serviced by third parties and, prior to the Closing, none will be serviced by third parties, except as disclosed in such Schedule, and that there are no obligations, agreements or understandings whatsoever that could result in any Other Loan becoming subject to any such third party servicing, except as disclosed, and Seller will not undertake any such obligation or enter into any such agreement or understanding.

         (b) Seller further represents and warrants with respect to each Other Loan as set forth in Schedule 5.14(b) hereto.

         5.15 Collective Bargaining Agreements. As of the date of this Agreement, Seller is not a party to or bound by any collective bargaining agreement with respect to any Employees at the Branches.

         5.16 Agreements with Regulatory Authorities. Seller is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits nor has Seller been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which order, decree, agreement, memorandum of understanding, commitment letter or submission (i) could reasonably be expected to prevent or impair the ability of Seller to perform its obligations under this Agreement in any material respect or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants as follows:

         6.1 Corporate Organization and Authority. Purchaser is a California banking corporation, duly organized, validly existing and in good standing under the laws of the State of California. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement. Purchaser has the requisite corporate power and authority and will have taken all corporate action necessary to consummate the transactions contemplated hereby, to accept and maintain the Assumed Deposits, to own the Assets and to operate the Branches. This Agreement is a valid and binding agreement of Purchaser.

         6.2 No Conflict; Licenses and Permits; Compliance with Laws and Regulations. The execution, delivery and performance of this Agreement by Purchaser does not, and will not violate any provision of Purchaser's Articles of Incorporation or by-laws or violate or constitute a breach or contravention of or default under any law, rule, regulation, order, judgment, decree or filing of any government, governmental authority or court to which Purchaser is subject or under any agreement or instrument of Purchaser, or to which Purchaser is otherwise bound, which violation, breach, contravention or default, individually or in the aggregate, (i) could be expected

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to prevent or impair the ability of Purchaser to perform its obligations under this Agreement in any material respect or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

         6.3 Approvals and Consents. Other than the Regulatory Approvals or as otherwise disclosed by Purchaser to Seller in writing prior to the date hereof, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from any governmental or regulatory authorities of the United States, or the State of California in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

         6.4 Regulatory Matters. Neither Purchaser nor any of its Affiliates has received any indication from any federal, state or other governmental agency that such agency would oppose or refuse to grant or issue its consent or approval, if required, or impose an Unacceptable Condition, with respect to the transactions contemplated hereby, including, without limitation, any Regulatory Approval.

         6.5 Brokers' Fees. Except as previously disclosed in writing by Purchaser to Seller, Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement. Purchaser will pay the fees of any such broker or finder.

         6.6 Litigation and Liabilities. There are no actions, suits or proceedings pending or, to the best knowledge of the management of the Purchaser, threatened against Purchaser, violations of law or regulation, or obligations or liabilities, whether or not accrued, contingent or otherwise, or any facts or circumstances of which the management of Purchaser is aware, including, without limitation, those relating to environmental and occupational safety and health matters, that could result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate,
(i) could reasonably be expected to prevent or impair the ability of Purchaser to perform its obligations under this Agreement in any material respect or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

         6.7 Agreements with Regulatory Authorities. Purchaser is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits nor has Purchaser been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which order, decree, agreement, memorandum of understanding, commitment letter or submission
(i) could reasonably be expected to prevent or impair the ability of Purchaser to perform its obligations under this Agreement in any material respect or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

         6.8 Operation of the Branches. Purchaser intends to offer the broad array of retail and business banking services commonly offered in the State of California in the geographic area served by the Branches to be acquired by Purchaser under this Agreement.

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                                   ARTICLE 7

                            COVENANTS OF THE PARTIES

         7.1 Activity in the Ordinary Course. From the date hereof, and until the Closing Date, Seller shall conduct the business of the Branches to be transferred at the Closing Date in the ordinary and usual course following the same practices and standards, including, without limitation, collection practices, as they have been consistently applied since January 13, 2003 and will not enter into any material transaction with respect to any of the Assets, Liabilities or Assumed Contracts or make any material commitment with respect to the Assets, Liabilities or Assumed Contracts except in the ordinary and usual course of business consistent with past practice. From the date hereof and until the Closing Date, Seller shall not, without the prior written consent of
Purchaser:

         (a) Permit any of the Branches to engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of Branch business;

         (b) Increase or agree to increase the salary, remuneration or compensation of persons employed at the Branches (or make any material increase or decrease in the number of such persons or transfer such persons to or from any Branch) other than in accordance with Seller's existing customary policies generally applicable to employees having similar rank or duties, or pay or agree to pay any uncommitted bonus to any such employees other than regular bonuses granted in the ordinary course of Seller's business;

         (c) Offer interest rates or terms on any category of deposits at any of the Branches which are not consistent with past practice except as may be deemed appropriate by Seller in response to competitive developments in the local area of the Branch;

         (d) Except in the ordinary course of business, or as contemplated herein, transfer to or from any Branch to or from any of Seller's other operations or branches any Assets or Branch Deposits, except upon the request of a depositor or customer in the ordinary course of business or if such deposit is pledged as security for a loan or other obligation that is not a Deposit Related Loan or Other Loan;

         (e) Except in the ordinary course of business and in an immaterial aggregate amount, sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to transfer, assign, encumber or dispose of any of the Assets existing on the date hereof;

         (f) Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose (a "disposition") of any Deposit Related Loan or Other Loan.

         (g) Make or agree to make any material improvements to the Branches, the Branch Real Estate or the Other Real Estate, except with respect to commitments for such made on or before the date of this Agreement and normal maintenance or refurbishing purchased or made in the ordinary course of business;

         (h)      File any application to relocate any Branch;

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         (i)      Enter into any commitment, agreement, understanding or other arrangements to transfer, assign, encumber or otherwise dispose of any Branch, Branch Real Estate or Other Real Estate;

         (j)      Terminate the operations of any Branch;

         (k) Amend in any material respect any Lease, lease relating to Furniture, Fixtures and Equipment or Assumed Contract except as permitted under
Section 4.12;

         (l) Except as permitted by this Section 7.1, take, or permit its Affiliates to take, any action (i) impairing Purchaser's rights in any Assumed Deposit or Asset, (ii) impairing in any way the ability of Purchaser to collect upon any Deposit-Related Loan or Other Loan (iii) except in the ordinary course of servicing, waiving any material right, whether in equity or at law, that it has with respect to any Deposit-Related Loan or Other Loan or (iv) that could otherwise have a Material Adverse Effect; or

         (m) Transfer or cause the movement of deposits from Seller's branches or from the head office to the Branches, except at the written request of the depositor.

         7.2      Access and Confidentiality. (a)      Between the date of this
Agreement and the Closing Date, Seller shall afford to Purchaser and its officers and authorized agents and representatives reasonable access to the properties, books, records, contracts, documents, files (including loan files) and other information of or relating to the Branches, the Assets, the Assumed Contracts and the Deposits. In addition, Seller will use reasonable efforts to arrange for Purchaser to have reasonable access to similar information held by third parties, if any, for or on Seller's behalf. Purchaser and Seller each have identified a selected group of their respective salaried personnel that shall constitute a "transition group" who shall be available to Seller and Purchaser, respectively, at reasonable times (limited to normal operating hours) to provide information and assistance in connection with Purchaser's investigation of matters relating to the Branches, the Assets, the Assumed Contracts and the Branch Deposits and to familiarize Purchaser with basic policies and operational procedures of Seller relating to the Branches. Seller shall cause other personnel to be reasonably available during normal business hours, to an extent not disruptive of ongoing operations, for the same purposes. Seller shall furnish Purchaser with such additional financial and operating data and other information about its business operations at the Branches as may be reasonably necessary for the orderly transfer of the business operations of the Branches. Notwithstanding any other provision hereof, Seller shall not be required to make available to Purchaser any employment records as to which employees of Seller have not agreed to release such records to Purchaser.

         (b) Each party to this Agreement shall hold, and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a bank regulatory authority is necessary or desirable in connection with any Regulatory Approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirements of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the other party (or, if required under a contract with a third party, such third party) furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by such party on a non-confidential basis, (b) in the public domain through no fault of such party or (c) later

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lawfully acquired from other sources by the party to which it was furnished), and neither party shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors and, to the extent permitted above, to bank regulatory authorities.

         7.3 Regulatory Approvals. As soon as practicable after the date of this Agreement, Purchaser and Seller shall prepare and file any applications to federal or state regulatory authorities for approvals necessary, including all Regulatory Approvals, to consummate the transactions contemplated by this Agreement. Purchaser and Seller shall each use its good faith efforts to obtain each such approval, will cooperate in connection therewith (including the furnishing of any reasonable undertaking or commitments which may be required to obtain the Regulatory Approvals) and provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality. If any regulatory authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting any Regulatory Approval, the parties hereto will negotiate in good faith to seek a mutually agreeable adjustment to the terms of the transactions contemplated hereby, such agreement not to be unreasonably withheld.

         7.4 Consents. Seller agrees to use reasonable efforts to obtain from Lessors and any other parties to any Assumed Contracts any required consents to the assignment of the Leases and Assumed Contracts to Purchaser on the Closing Date; provided, however, the Seller shall not be obligated to incur any monetary obligations or expenditures in connection with the utilization of its reasonable efforts to obtain any such required consents. In the event that any such required consent cannot be obtained, notwithstanding any other provision hereof, the Assets and Liabilities of the subject Branch, including such Lease or Assumed Contract as to which consent cannot be obtained, shall not be transferred to Purchaser at the Closing and the parties shall negotiate in good faith and exercise good faith efforts to make alternative arrangements reasonably satisfactory to the parties, including appropriate adjustments to the Purchase Premium.

         7.5 Delivery of Records at Closing. At or prior to the Closing (or to the extent not identifiable at the Closing Date, within 120 days thereafter), Seller will deliver to Purchaser all Records, including but not limited to readable microfiche copies of the specimen signature records of all depositors of the Assumed Deposits transferred at the Closing.

         7.6 Continuing Availability of Records. After the Closing, Seller will retain for such period as is reasonable under the circumstances all Records which have not been delivered to Purchaser at any time prior thereto. Seller shall deliver or make available to Purchaser any such Records that Purchaser may request, including but not limited to any account histories, deposit records, and documents provided to or by any depositor of the Assumed Deposits.

         7.7 Further Assurances. Each of Seller and Purchaser will execute, acknowledge and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement. Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgements and other instruments of conveyance and transfer as shall at any time be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets being sold hereunder, free and clear of all Encumbrances, except as set forth on Schedule 5.4 hereto. On and after the Closing Date, each party will promptly deliver

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to the other all mail and other communications which are properly addressable or deliverable to the other as a consequence of the transactions pursuant to this Agreement; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Assumed Deposits or the Assets transferred on the Closing Date, including but not limited to that portion of any IRS "B" tapes that relates to such Assumed Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing. The costs incurred by a party in performing its obligations to the other (x) under the third sentence of this Section 7.7 shall be borne by the initial recipient and (y) otherwise under this Section 7.7 shall be borne by Purchaser. Seller will cooperate with Purchaser to minimize the costs referred to in clause (y).

         7.8 Solicitation of Accounts. For a period of 12 months following the Closing Date, Seller agrees that it will not solicit deposits, loans or other business from or to persons or entities who were depositors at the Branches on the Closing Date with respect to Assumed Deposits by personal contact, by telephone, by facsimile, by mail or other similar solicitation, or in any other way except for general solicitations which are not directed primarily to persons or entities who were depositors of the Branches on the Closing Date; provided, that Seller may solicit depositors who as of the date of this Agreement have existing accounts at branches or other offices of Seller or its Affiliates other than the Branches pursuant to solicitations which arise from their status as a customer at such other branches or offices of Seller or its Affiliates; and provided, further, that Seller may solicit major or statewide depositors (such as, for example, a company with more than one location or the state government or any agency or instrumentality thereof) and may solicit customers with respect to assets or liabilities of the Branches which are not sold to or assumed by Purchaser hereunder.

         7.9 Solicitation of Accounts. From the date of this Agreement through the Closing Date, Purchaser agrees that it will not solicit deposits, loans or other business from or to persons or entities who are depositors at the Branches as of the date of this Agreement by personal contact, by telephone, by facsimile, by mail or other similar solicitation, or in any other way except for general solicitations which are not directed primarily to persons or entities who are depositors of the Branches as of the date of this Agreement; provided, that Purchaser may solicit depositors who as of the date of this Agreement have existing accounts at branches or other offices of Purchaser or its Affiliates other than the Branches pursuant to solicitations which arise from their status as a customer at such other branches or offices of Purchaser or its Affiliates; and provided, further, that Purchaser may solicit major or statewide depositors (such as, for example, a company with more than one location or the state government or any agency or instrumentality thereof). A joint communication by Purchaser and Seller shall not be deemed to be a solicitation by either Purchaser or Seller for purposes of this Section 7.9 of this Agreement.

         7.10 Insurance. Seller will maintain in effect until and including the Closing Date all casualty and public liability policies relating to the Branches and maintained by Seller on the date hereof or procure comparable replacement policies and maintain such replacement policies in effect until and including the Closing.

         7.11 Notices of Default. Seller and Purchaser shall each promptly give written notice to the other upon becoming aware of the impending or threatened occurrence of any event which could reasonably be expected to cause or constitute a breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement.

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         7.12     Assumed Contracts. Seller agrees to provide to Purchaser no later than 30 days after the date hereof a list of all service or similar contracts, existing as of the Closing Date, that relate to the operations of the Branches or other operations that are the subject of this Agreement (and not to Seller's operations generally). Within 15 days thereafter, Purchaser shall notify Seller of any such contract that it will assume at the Closing ("Assumed Contracts").

         7.13 IRA Prototype Plans. While Purchaser acts as Seller's delegatee with respect to IRA deposits pursuant to Section 2.4, Seller will continue to seek, receive and maintain all approvals of the IRS necessary for the maintenance of each Seller's IRA Prototype Plans.

         7.14 Performance of Liabilities. From and after the Closing Date, Purchaser shall fully perform, pay and discharge all of the Liabilities as and when due and shall protect and observe the rights of depositors and creditors of the Branches in the same manner and to the same extent as if Purchaser had itself incurred the Liabilities and as otherwise may be required by applicable law.

         7.15 Preliminary Environmental Reports. Seller shall, within 45 days of the date of this Agreement and at its expense provide to Purchaser a copy of a Phase I preliminary environmental report covering each parcel of Branch Real Estate. Each such report shall have been based on an inspection completed within three years of the date hereof.

         7.16 Employment Solicitation. From the date hereof until the Closing Date and for an additional 12 months following the Closing Date (or such shorter period as such persons may continue to be employed at the Branches following the Closing Date), neither Seller nor any Affiliate shall solicit the employment of any persons that were Employees prior to the Closing Date, provided, however, that nothing herein shall prevent Seller or its Affiliates from (a) advertising generally any employment opportunities, (b) hiring any persons who were Employees on the Closing Date who seek employment without inducement from Seller, or (c) soliciting the employment of or hiring any person listed on Schedule 7.16.

                                   ARTICLE 8

                           TAXES AND EMPLOYEE BENEFITS

         8.1 Tax Representations. Seller represents and warrants to Purchaser as follows:

         (a) Except as set forth in Schedule 8.1, all Tax Returns with respect to the Assets or income therefrom, the Liabilities or payments in respect thereof or the operation of the Branches, that are required to be filed have been duly filed, and all Taxes shown to be due on such Tax Returns have been paid in full.

         (b) With respect to the Assumed Deposits, Seller is in compliance with the law and IRS regulations relative to obtaining from depositors of the Assumed Deposits executed IRS Forms W-8 and W-9. With respect to the Assumed Deposits opened after December 31, 1993, Seller has either obtained a properly completed Form W-8 or W-9 or is back up withholding on such account.

         8.2 Proration of Taxes. Except as otherwise agreed to by the parties, whenever it is necessary to determine the liability for Taxes for a portion of a taxable year or period that begins

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before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended at the close of business on the Closing Date.

         8.3 Sales and Transfer Taxes. All excise, sales, use and transfer taxes that are payable or that arise as a result of the consummation of the purchase and sale contemplated by this Agreement shall be paid by Seller and Seller shall indemnify and hold Purchaser harmless from and against any such taxes.

         8.4 Information Returns. At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Assumed Deposits for which Seller has not received a properly completed Form W-8 and W-9 or one which Seller is back up withholding as of the Closing Date, and such list shall include the date that each such Assumed Deposit was opened. Seller agrees to indemnify Purchaser in an amount equal to any penalty and interest imposed upon Purchaser by the IRS or self-assessed by Purchaser which Purchaser is thereafter required to and does, pay to the IRS where such penalty and interest arises out of actions taken or omitted to be taken by Purchaser in reliance upon information provided under this Section 8.4, and such penalty and interest does not result from an act or omission of Purchaser not made in reliance upon such information. The term "interest" for purposes of this Section 8.4 means interest accrued prior to the receipt by Purchaser of a notice of penalty from the IRS regarding Forms W-8 or W-9 for the Assumed Deposits.

         8.5 Payment of Amount Due under Article 8. Any payment by Seller to Purchaser, or to Seller from Purchaser under this Article 8 (other than payments required by Section 8.3) to the extent due at the Closing may be offset against any payment due the other party at the Closing. All subsequent payments under this Article 8 shall be made as soon as determinable and shall be made and bear interest from the date due to the date of payment as provided in Section 10.2(e).

         8.6 Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall:

         (a) Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Assets or income therefrom, the Liabilities or payments in respect thereof, or the operation of the Branches;

         (b) Provide timely notice to the other in writing of any pending or proposed tax audits (with copies of all relevant correspondence received from any Taxing authority in connection with any Tax audit or information request) or assessments with respect to the Assets or the income therefrom, the Liabilities or payments in respect thereof, or the operation of the Branches for taxable periods for which the other may have a liability under this Article 8; and

         (c) The party requesting assistance or cooperation shall bear the other party's out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

         8.7      Employee Benefits. (a)      Purchaser or an Affiliate thereof
shall offer employment to all Employees at the Loyalton and Kings Beach Branches; provided, however, that Purchaser shall not be required to offer employment to Employees on leave on the Closing Date who do not return within six months of such date. All such Employees shall be offered a

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compensation package similar in total value to those of Purchaser. Purchaser shall have no obligation to offer employment to any of the other Employees, except at Purchaser's election and sole discretion. Purchaser shall, contemporaneously with the signing of this Agreement, notify Seller of other employees to whom Purchaser intends to offer employment or does not intend to offer employment. Purchaser may elect to offer employment to any of the other Employees by giving Seller notice of such election with the name(s) of such other Employees no later than 10 days prior to Closing. Seller shall be responsible for any of the employee benefits provided by this Section 8.7 with respect to any Employee that is not offered employment and hired by Purchaser.

         (b) All Employees who accept employment with Purchaser as of the Closing Date shall be eligible to participate in the employee benefit plans and other fringe benefits of Purchaser on the same basis as such plans and benefits are offered to employees of Purchaser with comparable positions with Purchaser. Purchaser shall credit such Employees for their length of service with Seller or its Affiliates for all purposes under each employee benefit and fringe benefit plan to be provided by Purchaser to such Employees to the same extent such service was recognized under similar plans of Seller and limited only to Purchaser's plans in effect on the Closing Date or adopted within one year thereof. Such service, however, need only be counted for purposes of vesting, eligibility and the rate of prospective benefit accrual under any pension benefit plan. For purposes of this Section 8.7(b), "employee benefit plans and other fringe benefits" includes, without limitation, pension and profit sharing plans, retirement and post retirement welfare benefits, health insurance benefits (medical and dental), disability, life and accident insurance, sickness benefit, vacation, employees' loans and banking privileges.

         (c) Seller agrees to remain responsible for the payment of all accrued benefits to such participants or retirees in accordance with the terms of the Seller's retirement plans. Purchaser shall not at any time assume any liability for the benefits of any active or any terminated, vested or retired participants in the Seller's retirement plans.

         (d) Seller shall be responsible for payments for accrued vacation not taken by an Employee offered employment and hired by Purchaser prior to the Closing Date and for bonuses, if any, with respect to service completed prior to the Closing Date.

         (e) Seller shall retain the responsibility for payment of all medical, dental, health and disability premiums on behalf of any Employee offered employment and hired by Purchaser and in accordance with the terms and conditions of Seller's such plans prior to the Closing Date, and Purchaser shall not assume any liability with respect to such claims. Purchaser assumes responsibility for payment of all medical, dental, health and disability claims incurred by Employees offered employment and in Purchaser's employ on or after the Closing Date in accordance with the terms and conditions of its health plans.

         (f) Seller shall be responsible for providing any Employee offered employment and hired by Purchaser whose "qualifying event," within the meaning of Section 4980b(f) of the Code, occurs prior to the Closing Date (and such Employee's "qualified beneficiaries" within the meaning of Section 4980b(f) of the Code) with the continuation of group health coverage required by Section 4980b(f) of the Code ("Continuation Coverage") under the terms of the health plan maintained by Seller. Seller shall be responsible for Continuation Coverage to any Employee (and each Employee's qualified beneficiaries) whose qualifying event occurs prior to the Closing Date to the extent required by law.

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         (g)      Seller agrees that it shall retain, consistent with its normal employment practices, all liability and obligation, if any, (including, without limitation, the liability and obligation for all wages, salary, vacation pay and unemployment, medical, dental, health and disability benefits) for those former employees of the Branches who retired or terminated employment prior to the Closing Date or otherwise do not become Employees.

         (h) Effective as of the Closing Date, Purchaser shall assume liability for severance pay and similar obligations payable to any Employee offered employment and hired by Purchaser who is terminated by Purchaser after the Closing Date. Such payment shall be made pursuant to Purchaser's normal severance policy and Purchaser shall compute severance pay by giving all Employees full credit for all years of service with Seller in accordance with
Section 8.7(b).

                                   ARTICLE 9

                              CONDITIONS TO CLOSING

         9.1 Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the transactions contemplated by this Agreement to be consummated at the Closing is conditioned upon fulfillment, at or before the Closing, of each of the following conditions:

                  (a) Governmental and Regulatory Consents. All consents, approvals and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated at the Closing, including the Regulatory Approvals, shall have been made or obtained, and shall remain in full force and effect, all waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required regulatory filings shall have been made; provided, however, that no Regulatory Approval shall have imposed any condition or requirement (an "Unacceptable Condition") that would (i) result in any Material Adverse Effect or (ii) require Purchaser to effect any divestiture that would constitute a substantial portion of the business or properties of the Branches, taken as a whole.

                  (b) Litigation. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an "Order") which is in effect and imposes any Unacceptable Condition or which would result in a Material Adverse Effect.

                  (c) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date and except that

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         representations and warranties relating to Assets and Liabilities transferred at the Closing Date shall only be made, and need only be true in all material respects, on and as of the Closing Date); each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been performed in all material respects; and Purchaser shall have received at Closing a certificate to that effect dated as of the Closing Date and executed by the President or any Executive Vice President of Seller.

         Notwithstanding any other provision of this Agreement, in the event that, at the Closing, there shall be a failure of any condition specified in this Section 9.1 to the obligations of Purchaser in respect of the acquisition of any specific Branch or Branches the aggregate Deposits of which as of the date hereof shall constitute less than 25% of the Deposits in all of the Branches as of the date hereof, Purchaser nevertheless shall be obligated to consummate the transactions contemplated by this Agreement upon the Closing Date, but may, upon written notice to Seller, exclude from the transaction the Branch or Branches in respect of which the failure of condition shall exist, in which case, appropriate adjustment shall be made in the schedules hereto, the Statement and Final Statement, and the other documents to be delivered pursuant hereto so as to duly reflect the deletion of such Branch or Branches from the transactions contemplated hereby. If any Branch is excluded from this Agreement or if any Branch remains subject hereto and is transferred to Purchaser at the Closing (subject to Purchaser's rights under Section 12.1(a)), any breach of warranty or failure of condition in respect of such Branch arising from or relating to the subject circumstances shall be deemed waived.

         9.2 Conditions to Obligations of Seller. Unless waived in writing by Seller, the obligation of Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing, is conditioned upon fulfillment, at or before the Closing, of each of the following conditions:

                  (a) Governmental Consents. All consents, approvals, permits and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained and shall remain in full force and effect; and all waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required regulatory filings shall have been made.

                  (b) Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date). Each of the covenants and agreements of Purchaser to be performed on or prior to the Closing Date shall have been duly performed in all material respects and Seller shall have received at

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         the Closing a certificate to that effect dated as of such Closing Date and executed by the President or any Executive Vice President of Purchaser.

                  (c) Litigation. As to Purchaser, there is no Order which is in effect and imposes any Unacceptable Condition or which would result in a Material Adverse Effect.

                  9.3 Consent of Lessors. Seller shall have obtained all consents of Lessors for Leases for Branch Real Estate for those Branches which are to be purchased by Purchaser.

                                   ARTICLE 10

                                CLOSING PROCEDURE

         10.1     Closing Date and Place; Notifications. (a)      The closing
for the transactions provided for herein (the "Closing") will be held at the offices of Seller in Auburn, California at a date and time (the "Closing Date") as may be designated by Seller pursuant to Section 10.1(b).

         (b) Seller shall notify Purchaser no later than five Business Days prior thereto of the date and time of a proposed Closing, which shall be no later than 30 Business Days after satisfaction of the conditions set forth in Sections 9.1(a) and 9.2(a) hereof. Notwithstanding the foregoing, Seller may, for any proper business reason, adjourn the date and time of the Closing upon written notice to Purchaser, from day to day for up to 20 Business Days from the date previously noticed; provided, however, that Seller shall use all reasonable efforts to reschedule the Closing to take place at a time agreeable to Purchaser, which agreement shall not be unreasonably withheld; provided further, however, that the parties shall agree in any event upon a date for the Closing which shall be on or prior to December 31, 2003.

         10.2     Procedure at the Closing; Adjustments.

         (a) At the Closing, any Settlement Payment relating to the Closing shall be made pursuant to Article 2.

         (b) Except for the payments made pursuant to paragraph (a) of this Section, the sales, purchases, transfers, assumptions, leases and other acts made or taken at the Closing will be made or taken to be effective as of the close of business of each Branch being transferred on the Closing Date. Seller shall be responsible for each Branch being transferred at the Closing and the operation thereof until the close of business on the Closing Date.

         (c) Within 90 days after the Closing, Seller shall deliver the Final Statement. Any Settlement Payment and the Deposit Premium shall be recalculated based on such Final Statement (hereinafter referred to as the "Final Settlement Payment" and the "Final Deposit Premium"). Seller shall pay to Purchaser an amount equal to the excess, if any, of the Deposit Premium applicable to the Closing over the Final Deposit Premium applicable to the Closing, and Purchaser shall pay to Seller an amount equal to the excess, if any, of the Final Deposit Premium over the Deposit Premium applicable to the Closing, in either case in cash as provided in paragraph (e) of this Section. A Final Statement shall become final and binding on Purchaser

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and Seller 20 days after its delivery to Purchaser, unless Purchaser gives notice to Seller of its disagreement with respect to any item included in such Final Statement. Seller and Purchaser shall use their best efforts to resolve the disagreement during the ten day period following receipt by Seller of such notice. If the disagreement is not resolved during such ten day period, the firm of accountants listed on Schedule 10.2(c) hereto will resolve such dispute, such Final Statement shall be modified by any such resolution and thereupon such Final Statement shall become final and binding. Purchaser and Seller shall share equally in the cost of any accountant used to resolve such dispute.

         (d) A supplemental closing will be held within four Business Days after the Final Statement becomes final and binding pursuant to subsection (c) of this Section. At such supplemental closing, the responsible party will pay to the other such amount as may be due hereunder. The amount of any such payment made by one party to the other after the Closing shall be made with interest thereon, at the then prevailing Federal Funds Rate, from the Closing Date to the date of such payment.

         (e) All cash payments to be made hereunder by one party to the other shall be made by wire transfer on or before 11:00 A.M. on the date of payment. If any payment to be made hereunder on the Closing Date shall not be made on or before 11:00 A.M. on such date, and the amount thereof shall have been agreed to in writing by the parties at the Closing Date, the party responsible therefor may make such payment on or before 11:00 A.M. on the next Business Day together with interest thereon at the then prevailing Federal Funds Rate from the Closing Date to the date of such payment.

         (f) If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing is not completed, then at the request of the transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke of record such purported transfer.

         10.3     Deliveries by Seller. At the Closing, Seller will deliver to
Purchaser:

         (a) Possession of the Branches (subject to Section 7.4) and the Assets being transferred on such Closing Date (as of the close of business of each Branch on the Closing Date);

         (b) Such instruments of transfer as shall be necessary to vest in Purchaser good and marketable title, free and clear of all Encumbrances except as set forth in Schedule 5.4 or as described in Section 5.4, to the Assets being transferred on the Closing Date and executed endorsements of notes without recourse and assignments of real property security instruments in recordable form; and

         (c)      If applicable, a Settlement Payment.

         10.4 Deliveries by Purchaser. At the Closing, Purchaser will deliver to Seller:

         (a) Such instruments of assumption as to the Liabilities to be assumed by Purchaser at the Closing as shall be necessary to effect the assumption by Purchaser of such Liabilities in accordance with the terms hereof; and

         (b)      If applicable, a Settlement Payment.

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         10.5     Filing. On or prior to the Closing Date, Seller shall file or record or cause to be filed or recorded, at Seller's expense, any and all documents (including, without limitation, deeds and mortgage recordations) necessary in order that, at the Closing, the full legal and equitable title to all Branch Real Estate, the Other Real Estate and, to the extent necessary to transfer title to the Other Loans, the Other Loans, free and clear of all Encumbrances, except as set forth in Schedule 5.4 or as described in Section 5.4, shall be duly vested in Purchaser. Prior to the Closing Date Seller will cooperate with Purchaser in assisting Purchaser to obtain (at Purchaser s expense) policies of title insurance with respect to any such real property or interests therein if Purchaser shall determine to obtain such insurance.

                                   ARTICLE 11

                                   TERMINATION

         11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

         (a)      By the mutual consent of Purchaser and Seller;

         (b) By Seller or Purchaser, in the event of a material breach by the other of any representation, warranty or agreement contained herein which is not cured or cannot be cured within 30 days after notice of such termination has been delivered to the breaching party; provided, however, that termination pursuant to this Section 11.1(b) shall not relieve the breaching party of liability for such breach or otherwise;

         (c) By Seller or Purchaser, in the event that the Closing has not occurred by 11:59 P.M., Pacific Time, December 31, 2003 unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate;

         (d) By Seller or Purchaser at any time after the denial or revocation of any Regulatory Approval or by Purchaser if any such approval has been obtained which contains an Unacceptable Condition;

         (e) By Seller if, at any time prior to the Closing Date, (i) the applicable governmental and regulatory authorities whose consents, approvals and authorizations are required in order for Purchaser to consummate the transactions contemplated hereby shall have advised that such authorities will not grant such consents, approvals and authorizations or will grant the same only subject to an Unacceptable Condition (unless Purchaser shall have waived the condition provided for in the proviso to Section 9.1(a)); (ii) where there shall be in effect any Order against Purchaser; (iii) if there shall exist any proceeding which, in Seller's judgment, reasonably exercised, could result in an Order against Seller; (iv) Purchaser shall have failed to perform each of the covenants and agreements of Purchaser to be performed by Purchaser on or prior to the Closing Date as contemplated by this Agreement; or (v) the representations and warranties of Purchaser contained in this Agreement shall not be true in all material respects when made; provided that Purchaser shall have 15 days following receipt of notice from Seller of any of the foregoing to cure any such matter or to provide assurances reasonably acceptable to Seller that such matter will be remedied by the Closing Date.

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         (f)      By Purchaser if, at any time prior to the Closing Date, (i)
the applicable governmental and regulatory authorities whose consents, approvals and authorizations are required in order for Purchaser to consummate the transactions contemplated hereby shall have advised that such authorities will not grant such consents, approvals and authorizations or will grant the same only subject to an Unacceptable Condition; (ii) where there shall be in effect any Order against Seller; (iii) if there shall exist any proceeding which, in Purchaser's judgment, reasonably exercised, could result in an Order against Seller; (iv) Seller shall have failed to perform each of the covenants and agreements of Seller to be performed by Seller on or prior to the Closing Date as contemplated by this Agreement; or (v) the representations and warranties of Seller contained in this Agreement shall not be true in all material respects when made; provided that Seller shall have 15 days following receipt of notice from Purchaser of any of the foregoing to cure any such matter or to provide assurances reasonably acceptable to Purchaser that such matter will be remedied by the Closing Date.

         11.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to
Section 11.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except as provided in Section 7.2 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

                                   ARTICLE 12

                                 INDEMNIFICATION

         12.1     Indemnification. (a)      Seller shall indemnify Purchaser and
hold Purchaser harmless from and against any and all Losses which Purchaser may suffer, incur or sustain arising out of or attributable to (i) any misrepresentation or any breach of any representation or warranty made by Seller in or pursuant to this Agreement, (ii) any breach of any agreement to be performed by Seller pursuant to this Agreement, (iii) any claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by Seller or resulting from any transaction or event occurring prior to the Closing, relating in any such case to the operation of the Branches, the Assets, the Assumed Deposits, the Assumed Contracts or Employees or participants or their beneficiaries in any of the Plans listed in
Schedule 5.7, (iv) any liability, obligation or duty of Seller, that are not Liabilities or (v) any liability, obligation or duty of Seller, relating to the operation of the businesses of Seller that are not being transferred at the Closing (including branches other than the Branches).

         (b) Purchaser shall indemnify Seller and hold it harmless from and against any and all Losses which Seller may suffer, incur or sustain arising out of (i) any misrepresentation or breach of any representation or warranty made by Purchaser in or pursuant to this Agreement, (ii) any breach of any agreement to be performed by Purchaser pursuant to this Agreement, (iii) any claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by Purchaser or resulting from any transaction or event occurring after the Closing, relating in any such case to the operation of the Branches, the Assets, the Assumed Deposits, the Assumed Contracts or Purchaser's dealings with Employees or (iv) any of the Liabilities assumed by Purchaser at the Closing.

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         (c)      To exercise its indemnification rights under this Section 12.1 as the result of the assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder (including, with respect to claims arising from a breach of representation or warranty made in Article 8, the commencement of an audit, administrative investigation or judicial proceeding by any governmental authority), provided, however, that notice of original claim for indemnification under clause (i), (iii) or (iv) of paragraph
(a) or (b) of this Section 12.1 shall have been given prior to the expiration of one year from the Closing Date; provided further, that notice of any claim for indemnification with respect to any loss relating to the matters referred to in
Section 5.11 shall have been given prior to the expiration of two years from the Closing Date and Purchaser's right to indemnification in respect of such matters shall be subject to the further terms and provisions of Schedule 12.1(c) hereto. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party's sole cost and expense, to defend against such claims for liability. In any such action or proceeding the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing or conflicts of interests between them.

         (d) The indemnified party shall have the right to settle or compromise any claim or liability subject to indemnification under this Section, and to be indemnified from and against all Losses resulting therefrom, unless the indemnifying party, within 90 calendar days after receiving written notice of the claim or liability in accordance with Section 12.1(c) above, notifies the indemnified party that it intends to defend against such claim or liability and undertakes such defense, or, if required in a shorter time than 90 calendar days, the indemnifying party makes the requisite response to such claim or liability asserted.

         (e) Notwithstanding any other provision hereof, an indemnifying party shall not be liable under this Section 12.1 for any Losses sustained by the indemnified party unless and until the aggregate amount of all such Losses sustained by the indemnified party shall exceed $25,000, in which event the indemnifying party shall be liable for all such Losses. An indemnifying party shall not be liable under this Section 12.1 for any settlement effected, without its consent, of any claim or liability or proceeding for which indemnity may be sought hereunder except in the case of a settlement in an amount which does not exceed $25,000.

         (f) Notwithstanding the protection afforded by this Section 12.1, no investigation by an indemnified party at or prior to the Closing shall relieve any indemnifying party of any liability hereunder.

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                                   ARTICLE 13

                                  MISCELLANEOUS

         13.1 Survival. The parties' respective representations and warranties contained in this Agreement shall survive until the first anniversary of the Closing (except for the representations and warranties in Section 5.11, which shall survive until the second anniversary), and thereafter neither party may claim any damage for breach thereof.

         13.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party hereunder may be assigned by either of the parties hereto without the prior written consent of the other party.

         13.3 Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         13.4 Public Notice. Prior to the Closing Date, neither Purchaser nor Seller shall directly or indirectly, make, or cause to be made, any press release for general circulation, public announcement or disclosure or issue any notice or general communication to employees with respect to any of the transactions contemplated hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld. Purchaser agrees that, without Seller's prior written consent, it shall not release or disclose any of the terms or conditions of the transactions contemplated herein to any other person. Notwithstanding the foregoing, each party may make such public disclosure as may be required by law or necessary to obtain the Regulatory Approvals.

         13.5 Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing (as provided below) and delivered to the applicable party at the address indicated below:

                 If to Seller:          Placer Sierra Bank
                                        649 Lincoln Way
                                        Auburn, CA 95603
                                        Attention: Harvey Ferguson
                                                   President and Chief Executive
                                                   Officer

                                        (530) 823-7777
                                        (530) 887-2731 (facsimile)

                 With a copy to:        First California Bancshares
                                        525 "J" Street
                                        Sacramento, CA 95814
                                        Attention: Ronald W. Bachli
                                                   Chairman of the Board
                                        (916) 554-4820
                                        (916) 329-9236 (facsimile)

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                 With a copy to:        Nixon Peabody LLP
                                        Two Embarcadero
                                        Suite 2700
                                        San Francisco, CA 94111-3996
                                        Attention: Steven M. Plevin, Esq.
                                        (415) 984-8462
                                        (866) 741-1466 (facsimile

                 If to Purchaser:       Plumas Bank
                                        35 South Lindan Avenue
                                        Quincy, CA 95971
                                        Attention: William E. Elliott
                                        (530) 283-7305
                                        (530) 283-3557 (facsimile)

                 With a copy to:        Gary Findley & Associates
                                        1470 N. Hundley Street
                                        Anaheim, CA 92806
                                        Attention: Gary S. Findley, Esq.
                                        (714) 630-7136
                                        (714) 630-7910 (facsimile)

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. Any notices shall be in writing, including facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.

         13.6 Incorporation. All Exhibits and Schedules attached hereto and to which reference is made herein are incorporated by reference as if fully set forth herein.

         13.7 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California (excluding its choice of law rules).

         13.8 Entire Agreement. This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement between the parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement, shall continue to apply. This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest.

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         13.9     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.10 Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

         13.11 Waiver. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

         13.12 Expenses. Unless specifically provided otherwise in this Agreement, each party shall bear and pay all costs and expenses which it incurs, or which may be incurred on its behalf in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate regulatory authorities.

         13.13    Arbitration.

         (a) Any controversy or claim between Purchaser and Seller arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith, including, but not limited to a claim based on or arising from an alleged tort, will, at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). The award rendered by the arbitrator(s) shall set forth findings of the facts and conclusions of law and shall be final, and the judgment may be entered in any court having jurisdiction thereof. A failure by the arbitrator(s) to make findings of fact and conclusions of law shall be grounds for overturning the award. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

         (b) In any arbitration proceeding, the arbitrator(s) is (are) authorized to apportion costs and expenses, including investigation, legal and other expense, which will include, if applicable, a reasonable estimate of allocated costs and expense or in-house legal counsel and legal staff. Such costs and expenses are to be awarded only after the conclusion of the arbitration and will not be advanced during the course of such arbitration.

         13.14 Computation of Interest. All computation of interest in respect of payments required hereunder shall be made on the basis of a year of 365 days for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable.

         13.15 Third Party Beneficiaries. Except as expressly provided in this Agreement, the parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

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         13.16    Severability. If any provision of this Agreement, as applied to any party or circumstance, shall be adjudged by a court of competent jurisdiction to be void, invalid or unenforceable the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                             PLACER SIERRA BANK

                                             By /s/ Harvey Ferguson
                                                -------------------
                                                Its President & CEO

                                             PLUMAS BANK

                                             By /s/ W. E. Elliott
                                                -----------------
                                                Its President & CEO

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